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EXHIBIT (a)(1)(xxvi)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NEXT LEVEL COMMUNICATIONS, INC.
NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES

AT AN INCREASED CASH PRICE OF $1.18 PER SHARE

PURSUANT TO THE OFFER TO PURCHASE, DATED JANUARY 27, 2003,
AS HERETOFORE AMENDED,
AND THE SUPPLEMENT THERETO, DATED MARCH 26, 2003

BY

MOTOROLA, INC.

THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, APRIL 11, 2003, WHICH DATE MAY BE EXTENDED.

March 26, 2003

        To Our Clients:

        Enclosed for your consideration is a Supplement, dated March 26, 2003 (the "Supplement") to the Offer to Purchase, dated January 27, 2003, (as heretofore amended, the "Offer to Purchase") and the related revised (purple) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Amended Offer") in connection with the offer by Motorola, Inc., a Delaware corporation ("Motorola") to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Next Level Communications, Inc., a Delaware corporation ("Next Level"), at $1.18 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Amended Offer.

        WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

          1.    The tender price is $1.18 per Share, net to the seller in cash without interest.

          2.    The Amended Offer is being made for all outstanding Shares not owned by Motorola or its subsidiaries.

          3.    THE BOARD OF DIRECTORS OF NEXT LEVEL COMMUNICATIONS, INC., ACTING ON THE ADVICE OF THE COMMITTEE OF INDEPENDENT DIRECTORS OF NEXT LEVEL'S BOARD OF DIRECTORS, HAS DETERMINED THAT THE AMENDED OFFER IS FAIR TO NEXT LEVEL AND ITS SHAREHOLDERS, ACCEPT THE AMENDED OFFER AND TENDER THEIR SHARES PURSUANT TO THE AMENDED OFFER.

          4.    THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, APRIL 11, 2003, WHICH DATE MAY BE EXTENDED.

          5.    The Amended Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which, excluding the shares beneficially owned by Motorola and certain other persons (as set forth in the Offer to Purchase) will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer (the "Minimum Tender Condition"). The Amended Offer is also subject to the other conditions set forth in the Offer to Purchase. See Supplemental Terms of The Tender Offer—Sections 1 ("Terms of the Offer") and 8 ("Certain Conditions of the Offer") in the Supplement.

          6.    Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Mellon Investor Services LLC, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Motorola pursuant to the Amended Offer. However, Federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

          7.    Notwithstanding any other provision of the Amended Offer, payment for Shares accepted for payment pursuant to the Amended Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") with respect to such Shares into the Depositary's account at The Depository Trust Company, (b) either the original (blue) or revised (purple) Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY MOTOROLA, REGARDLESS OF ANY EXTENSION OF THE AMENDED OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        The Amended Offer is being made only by the Supplement, Offer to Purchase and the related revised Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Amended Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Amended Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NEXT LEVEL COMMUNICATIONS, INC.
NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES

BY

MOTOROLA, INC.

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated January 27, 2003, (as heretofore amended, the "Offer to Purchase") as amended and supplemental by the Supplement thereto, dated March 26, 2003 and the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Amended Offer") in connection with the offer by Motorola, Inc., a Delaware corporation ("Motorola"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Next Level Communications, Inc. a Delaware corporation ("Next Level"), at $1.18 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Supplement, dated March 26, 2003.

        This will instruct you to tender to Motorola the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Amended Offer.

Number of Shares to be Tendered*

SIGN HERE
Account No.:

Signature(s):
Dated:

Print Name(s):
Address(es):
Area Code and Telephone Number:
Tax Identification or Social Security Number:

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF NEXT LEVEL COMMUNICATIONS, INC. NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES AT AN INCREASED CASH PRICE OF $1.18 PER SHARE PURSUANT TO THE OFFER TO PURCHASE, DATED JANUARY 27, 2003, AS HERETOFORE AMENDED, AND THE SUPPLEMENT THERETO, DATED MARCH 26, 2003 BY MOTOROLA, INC.